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                      May 15, 2024

       Tammy Romo
       Chief Financial Officer
       Southwest Airlines Co.
       P.O. Box 36611
       Dallas, Texas 75235

                                                        Re: Southwest Airlines
Co.
                                                            Form 10-K for the
Fiscal Year ended December 31, 2023
                                                            Filed February 6,
2024
                                                            File No. 001-07259

       Dear Tammy Romo:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation